UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                             COMMISSION FILE NUMBER:  033-64131
                                                                      ---------

               FRANKLIN SELECT REALTY TRUST (a dissolved entity)
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            (Exact name of registrant as specified in its charter)

                             One Franklin Parkway
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                       San Mateo, California 94403-1906
                               (650) 312 - 2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock [Series A and B]
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           (Title of each class of securities covered by this Form)

                                     NONE.
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [  ]                Rule 12h-3(b)(1)(i) [  ]
         Rule 12g-4(a)(1)(ii) [  ]                Rule 12h-3(b)(1)(ii)[  ]
         Rule 12g-4(a)(2)(i)  [  ]                Rule 12h-3(b)(2)(i) [  ]
         Rule 12g-4(a)(2)(ii) [  ]                Rule 12h-3(b)(2)(ii)[  ]
                                                  Rule 15d-6     [X]

Since Franklin Select Realty Trust has been completely dissolved, there are no shareholders as of the time of filing hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, Franklin Select Realty Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    FRANKLIN SELECT REALTY TRUST


Date:  September 23, 2005      By:  /s/ DAVID P. GOSS
                                    David P. Goss
                                    President